UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 22, 2015

PEAK RESORTS, INC.

(Exact name of registrant as specified in its charter)

Missouri	001-35363	43-1793922
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

17409 Hidden Valley Drive
Wildwood, Missouri		63025
(Address of principal executive offices)		(Zip Code)

(636) 938-7474

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.Entry into a Material Definitive Agreement.

On December 22, 2015, Peak Resorts, Inc. (the “Company”), together with its subsidiaries Hidden Valley Golf and Ski, Inc., Paoli Peaks, Inc., Snow Creek, Inc., LBO Holding, Inc. and SNH Development, Inc., as borrowers (together, the “Subsidiaries” and collectively with the Company, the “Borrowers”), entered into the Credit Facility, Loan and Security Agreement (the “Credit Agreement”) with Royal Banks of Missouri, as lender (the “Lender”). The Credit Agreement provides for a 12-month line of credit for up to $20 million to be used for acquisition purposes and working capital of up to 5.0% of the acquisition purchase price. In addition,  the Borrowers have the ability to extend the line of credit for up to an additional 12-month period upon the satisfaction of certain conditions. In connection with entry into the Credit Agreement, the Borrowers executed a Promissory Note (the “Note” and together with the Credit Agreement, the “Loan Documents”) in favor of the Lender in the principal amount of $20 million, maturing on December 22, 2016 (the “Maturity Date”).

The terms of the Loan Documents provide that interest on the outstanding principal amount of the Note shall be charged at the prime rate plus 1.0%, provided that past due amounts shall be subject to higher interest rates and late charges. The debt evidenced by the Loan Documents is secured by the assets of each of the Subsidiaries.

The Credit Agreement includes restrictions or limitations on certain transactions, including mergers, acquisitions, leases, asset sales, loans to third parties, and the incurrence of certain additional debt and liens. Financial covenants set forth in the Credit Agreement consist of a maximum leverage ratio (as defined in the Credit Agreement) of 65%, above which Borrowers are prohibited from incurring additional indebtedness, and a debt service coverage ratio (as defined in the Credit Agreement) of 1:25 to 1 on a fiscal year basis. Borrowers must also maintain a consolidated fixed charge coverage ratio (as defined in the Master Credit and Security Agreement among the Company and certain of its subsidiaries, as borrowers, and EPT Ski Properties, Inc. and EPT Mount Snow, Inc., as lenders, dated as of December 1, 2014) which (i) requires the Company to increase the balance of its debt service reserve account if the Company’s consolidated fixed charge coverage ratio falls below 1.50:1.00 and (ii) prohibits the Company from paying dividends if the ratio is below 1.25:1.00. The payment of dividends is also prohibited during potential default or default situations.

If the outstanding debt under the Note is not paid in full by the Maturity Date, and the Borrowers are otherwise is full compliance with the terms and conditions of the Loan Documents, the Borrowers may elect to convert the outstanding debt under the Note to a three-year term loan, subject to an additional extension, with principal payments amortized over a 20-year period bearing interest the prime rate plus 1.0% per annum.

Except in the case of a default, the Borrowers may prepay all or any portion of the outstanding debt under the Note and all accrued and unpaid interest due prior to the Maturity Date without prepayment penalty.

In the case of a default, the outstanding balance due on the Note shall, at the Lender’s option, bear interest at the rate of 5.0% percent per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand.

Under the terms of the Credit Agreement, the occurrence of a change of control is an event of default. A change of control will be deemed to occur if (i) for so long as debt is outstanding under the Note and such individuals are employed by the Company, the Company’s key shareholders (Messrs. Timothy Boyd, Stephen Mueller and Richard Deutsch) cease to beneficially own and control less than 50% of the amount of the Company’s outstanding voting stock that they own as of the effective date of the Credit Agreement, or (ii) the Company ceases to beneficially own and control less than all of the outstanding shares of voting stock of the Subsidiaries.  Other events of default include, but are not limited to, a default on other indebtedness of the Company or its subsidiaries.

The Credit Agreement and Note are filed hereto as Exhibits 10.1 and 10.2, respectively. The summaries of the terms of the Credit Agreement and Note are qualified in their entireties by reference to such exhibits.

 On December 29, 2015, the Company issued a press release announcing entry into the Loan Documents, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 22, 2015, the Borrowers executed the Loan Documents. The terms of the Loan Documents are described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
10.1

Credit Facility, Loan and Security Agreement by and between Peak Resorts, Inc., Hidden Valley Golf and Ski, Inc., Paoli Peaks, Inc., Snow Creek, Inc., LBO Holding, Inc., and SNH Development, Inc., and Royal Banks of Missouri, dated as of December 22, 2015.

10.2

Promissory Note from Peak Resorts, Inc., Hidden Valley Golf and Ski, Inc., Paoli Peaks, Inc., Snow Creek, Inc., LBO Holding, Inc., and SNH Development, Inc. in favor of Royal Banks of Missouri, dated as of December 22, 2015.

99.1	Press release of Peak Resorts, Inc., dated as of December 29, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 29, 2015

PEAK RESORTS, INC. (Registrant)

By:	/s/ Stephen J. Mueller
Name:	Stephen J. Mueller
Title:	Chief Financial Officer